The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.

This free writing prospectus is being delivered to you solely to provide you with information about the offering and to solicit an offer to purchase the offered securities. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase such securities. Any such commitment shall be subject to the conditions specified below.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supercedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriters' obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

For asset-backed and mortgage-backed securities: Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. The information in this free writing prospectus may reflect assumptions specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear below or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of these materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

NATIONSTAR 2006-B
BK

		Minimum	Maximum
Scheduled Principal Balance	$11,097,114	$4,913	$189,827
Average Scheduled Principal Balance	$53,869
Number of Mortgage Loans	206

Arrearage	$914,210	$0	$30,882

Weighted Average Gross Coupon	11.41%	6.32%	16.00%
Weighted Average FICO Score	554	422	727
Weighted Average Combined Original LTV	83.46%	39.18%	100.00%
Weighted Average Combined AVM LTV	62.77%	20.57%	108.76%

Weighted Average Original Term	318 months	84 months	360 months
Weighted Average Stated Remaining Term	249 months	25 months	306 months
Weighted Average Seasoning	69 months	54 months	107 months

Weighted Average Gross Margin	6.700%	4.700%	11.350%
Weighted Average Minimum Interest Rate	10.803%	8.500%	13.500%
Weighted Average Maximum Interest Rate	17.767%	15.500%	20.500%
Weighted Average Initial Rate Cap	2.034%	1.000%	3.000%
Weighted Average Subsequent Rate Cap	1.000%	1.000%	1.000%
Weighted Average Months to Roll	3 months	1 months	6 months

Maturity Date		Sep 1 2008	Jan 3 2032
Maximum Zip Code Concentration	1.79%	38128

ARM	13.54%	Cash Out Refinance	59.73%
Fixed Rate	86.46%	Purchase	21.09%
		Rate/Term Refinance	19.18%
2/28 6 MO LIBOR	12.08%
6 MO LIBOR	1.45%	Condominium	0.87%
Fixed Rate	76.67%	Manufactured Housing	3.64%
Fixed Rate 30/15 Balloon	9.80%	PUD	5.12%
		Single Family	89.23%
Not Interest Only	100.00%	Townhouse	0.46%
		Two-Four Family	0.66%
Prepay Penalty: 0 months	41.62%
Prepay Penalty: 12 months	1.73%	Investor	2.64%
Prepay Penalty: 24 months	0.39%	Primary	97.36%
Prepay Penalty: 36 months	8.44%
Prepay Penalty: 60 months	47.81%	Top 5 States:
		Tennessee	19.79%
First Lien	97.68%	Texas	17.00%
Second Lien	2.32%	Georgia	9.55%
		Mississippi	8.41%
Full Documentation	95.70%	Michigan	4.45%
Limited Documentation	0.57%
No Income Verification	3.73%	Bankruptcy	100.00%

		Not Section 32	98.61%
		Section 32	1.39%

NATIONSTAR 2006-B

BK
Current Principal Balance	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
0.01 - 50,000.00	99	3,125,054.97	28.16%	12.245	220	80.34	557	48.16
50,000.01 - 100,000.00	93	5,992,338.10	54.00%	11.337	258	85.04	556	66.59
100,000.01 - 150,000.00	10	1,304,627.92	11.76%	10.685	250	84.40	560	68.79
150,000.01 - 200,000.00	4	675,093.06	6.08%	9.552	299	82.03	513	65.13
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Current Gross Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
6.000 - 6.499	1	156,323.15	1.41%	6.320	306	76.86	521	66.24
6.500 - 6.999	1	162,557.23	1.46%	6.950	305	90.00	507	68.88
7.500 - 7.999	1	65,152.30	0.59%	7.700	305	85.00	528	76.65
8.500 - 8.999	6	428,586.48	3.86%	8.764	286	85.28	573	72.93
9.000 - 9.499	9	670,047.50	6.04%	9.252	233	82.16	570	47.32
9.500 - 9.999	14	711,847.52	6.41%	9.846	185	82.39	557	51.04
10.000 -10.499	12	760,244.15	6.85%	10.239	263	84.59	562	66.54
10.500 -10.999	22	1,557,203.95	14.03%	10.847	257	85.67	548	64.84
11.000 -11.499	16	815,645.58	7.35%	11.284	246	85.87	558	58.11
11.500 -11.999	35	2,003,545.76	18.05%	11.768	244	85.81	573	69.36
12.000 -12.499	19	1,010,437.74	9.11%	12.277	268	85.45	546	81.18
12.500 -12.999	22	842,526.46	7.59%	12.852	259	82.31	536	50.30
13.000 -13.499	15	735,873.17	6.63%	13.381	248	77.11	545	59.21
13.500 -13.999	21	781,439.39	7.04%	13.725	235	77.37	540	49.16
14.000 -14.499	9	297,117.51	2.68%	14.262	210	77.08	549	32.85
14.500 -14.999	1	60,873.29	0.55%	14.875	299	85.96	554	0.00
15.500 -15.999	1	14,791.02	0.13%	15.800	289	85.45	594	54.17
16.000 -16.499	1	22,901.85	0.21%	16.000	301	75.00	546	0.00
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

FICO	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
400-499	25	1,174,757.63	10.59%	12.169	263	82.81	476	64.00
500-524	31	2,129,637.26	19.19%	11.024	266	84.61	512	67.45
525-549	30	1,525,208.27	13.74%	11.397	253	81.87	535	56.04
550-574	47	2,439,399.77	21.98%	11.359	234	84.47	562	70.50
575-599	41	2,229,965.08	20.10%	11.578	253	83.15	585	54.57
600-624	19	783,139.21	7.06%	11.354	205	84.15	612	42.57
625-649	5	297,453.54	2.68%	10.199	259	79.81	637	40.27
650-674	6	428,618.54	3.86%	11.406	271	84.68	653	78.39
675-699	1	47,931.49	0.43%	13.125	61	64.53	678	22.93
700+	1	41,003.26	0.37%	11.250	233	80.00	727	0.00
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Combined Original LTV	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
0.01- 49.99	3	108,536.02	0.98%	13.506	300	44.96	523	36.32
50.00- 54.99	1	25,000.48	0.23%	13.650	113	51.73	582	26.60
55.00- 59.99	2	48,483.49	0.44%	12.814	292	57.09	553	34.43
60.00- 64.99	4	102,822.73	0.93%	12.720	137	62.19	619	26.26
65.00- 69.99	7	218,545.03	1.97%	12.493	237	67.12	514	39.77
70.00- 74.99	6	393,779.96	3.55%	12.434	263	71.44	562	63.54
75.00- 79.99	24	1,058,194.68	9.54%	11.668	214	76.89	542	60.16
80.00	48	2,691,355.00	24.25%	11.082	242	80.00	568	56.15
80.01- 84.99	15	699,508.51	6.30%	11.703	246	82.81	572	62.77
85.00- 89.99	40	2,209,208.74	19.91%	11.330	270	85.72	553	64.80
90.00- 94.99	45	3,056,236.17	27.54%	11.110	256	90.56	546	68.86
95.00- 99.99	9	456,533.85	4.11%	12.144	243	97.13	543	92.26
100.00	2	28,909.39	0.26%	11.648	112	100.00	580	0.00
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Original Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
84	1	7,563.32	0.07%	12.500	25	77.11	462	0.00
120	8	158,357.61	1.43%	12.398	57	76.83	577	24.76
144	1	28,186.10	0.25%	13.450	83	79.56	577	0.00
180	42	1,872,955.01	16.88%	11.504	110	82.73	559	56.78
240	15	631,585.12	5.69%	11.462	169	83.27	577	52.26
300	2	76,373.96	0.69%	10.115	236	84.85	679	0.00
360	137	8,322,092.93	74.99%	11.366	291	83.77	550	65.64
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Stated Remaining Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
1- 60	7	100,680.05	0.91%	12.258	51	82.16	525	0.00
61-120	40	1,724,770.02	15.54%	11.593	106	82.30	562	53.41
121-180	18	799,565.39	7.21%	11.424	153	82.96	570	55.04
181-240	4	150,005.66	1.35%	10.880	211	83.10	640	50.95
241-300	111	6,439,918.87	58.03%	11.636	288	83.98	551	64.24
301-360	26	1,882,174.06	16.96%	10.445	302	83.04	547	68.66
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Debt Ratio	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
0.01 -20.00	6	268,582.56	2.42%	12.612	279	81.55	522	75.33
20.01 -25.00	17	707,983.17	6.38%	11.859	211	81.33	554	46.55
25.01 -30.00	19	833,479.31	7.51%	11.442	248	84.00	547	63.32
30.01 -35.00	24	1,285,331.39	11.58%	11.388	265	82.00	559	59.32
35.01 -40.00	30	1,630,459.37	14.69%	11.196	266	86.34	538	64.02
40.01 -45.00	51	3,099,810.47	27.93%	11.276	262	83.24	561	66.56
45.01 -50.00	39	2,013,434.21	18.14%	11.522	244	81.68	556	61.74
50.01 -55.00	20	1,258,033.57	11.34%	11.305	202	85.82	563	51.36
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

FRM/ARM	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
ARM	23	1,502,125.20	13.54%	11.944	283	83.97	554	67.10
Fixed Rate	183	9,594,988.85	86.46%	11.323	244	83.38	554	61.91
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Product	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
2/28 6 MO LIBOR	20	1,340,685.52	12.08%	11.942	291	84.60	554	69.04
6 MO LIBOR	3	161,439.68	1.45%	11.961	223	78.76	551	57.82
Fixed Rate	166	8,507,995.71	76.67%	11.342	261	83.19	553	61.60
Fixed Rate 30/15 Balloon	17	1,086,993.14	9.80%	11.180	110	84.82	565	64.41
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Interest Only	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Not Interest Only	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Prepayment Penalty Original Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Prepay Penalty: 0 months	100	4,618,211.20	41.62%	11.994	238	81.26	561	58.65
Prepay Penalty: 12 months	4	192,487.32	1.73%	12.451	267	80.61	545	52.69
Prepay Penalty: 24 months	1	43,823.55	0.39%	14.250	305	90.00	602	20.57
Prepay Penalty: 36 months	14	936,984.15	8.44%	10.878	246	86.64	534	59.62
Prepay Penalty: 60 months	87	5,305,607.83	47.81%	10.929	258	84.86	552	67.75
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Lien	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
First Lien	191	10,839,332.14	97.68%	11.378	251	83.40	554	62.53
Second Lien	15	257,781.91	2.32%	12.647	154	85.65	561	75.89
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Documentation Type	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Full Documentation	196	10,620,214.11	95.70%	11.346	250	83.75	553	63.73
Limited Documentation	1	63,233.38	0.57%	13.990	265	85.00	480	0.00
No Income Verification	9	413,666.56	3.73%	12.584	228	75.73	593	30.29
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Loan Purpose	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Cash Out Refinance	135	6,628,837.42	59.73%	11.292	238	82.61	560	62.75
Purchase	36	2,340,171.19	21.09%	11.693	268	85.84	539	62.99
Rate/Term Refinance	35	2,128,105.44	19.18%	11.453	260	83.47	552	62.66
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Property Type	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Condominium	3	96,795.68	0.87%	11.273	174	82.16	556	67.81
Manufactured Housing	7	404,165.18	3.64%	11.318	209	84.72	589	0.00
PUD	6	568,462.40	5.12%	10.651	293	87.60	517	63.93
Single Family	187	9,902,363.07	89.23%	11.451	249	83.20	555	62.85
Townhouse	1	51,555.17	0.46%	9.250	264	89.36	586	38.47
Two-Four Family	2	73,772.55	0.66%	13.587	258	76.69	589	0.00
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Occupancy Status	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Investor	8	293,480.37	2.64%	11.415	225	72.02	540	41.97
Primary	198	10,803,633.68	97.36%	11.407	250	83.77	555	63.15
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

State	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Arizona	1	47,931.49	0.43%	13.125	61	64.53	678	22.93
Arkansas	8	374,296.48	3.37%	12.060	296	82.81	589	55.35
Colorado	1	162,557.23	1.46%	6.950	305	90.00	507	68.88
Florida	4	128,549.27	1.16%	11.309	210	82.72	542	33.14
Georgia	18	1,059,799.20	9.55%	10.465	268	83.59	559	64.78
Idaho	1	82,854.94	0.75%	9.375	265	85.00	546	38.36
Illinois	7	320,232.32	2.89%	11.224	122	89.16	552	85.18
Indiana	7	462,368.21	4.17%	10.196	286	87.53	565	51.92
Kansas	1	54,978.26	0.50%	11.450	301	90.00	478	48.65
Kentucky	1	69,083.30	0.62%	10.850	289	85.00	517	0.00
Louisiana	2	57,043.33	0.51%	10.111	258	84.34	608	0.00
Maryland	1	124,381.18	1.12%	11.850	290	90.00	559	54.31
Michigan	10	494,095.48	4.45%	12.281	218	78.04	541	73.12
Mississippi	21	933,416.03	8.41%	12.413	247	83.59	558	0.00
Missouri	3	189,154.68	1.70%	11.072	114	89.38	595	51.51
Nebraska	2	71,877.09	0.65%	12.265	240	76.20	578	61.30
Nevada	1	40,685.91	0.37%	10.250	266	80.00	560	0.00
New Jersey	1	39,427.93	0.36%	12.990	113	68.21	509	22.40
New York	5	287,545.75	2.59%	11.889	267	83.72	559	52.69
North Carolina	9	405,062.11	3.65%	11.984	168	81.12	568	0.00
Ohio	6	406,908.64	3.67%	9.850	162	81.95	571	78.56
Oklahoma	1	29,045.36	0.26%	13.900	292	80.00	493	48.41
Pennsylvania	11	442,838.67	3.99%	12.702	241	85.52	564	41.70
South Carolina	5	266,841.40	2.40%	11.832	279	87.87	546	72.88
Tennessee	37	2,196,416.27	19.79%	11.466	278	85.38	542	73.76
Texas	35	1,886,766.55	17.00%	11.760	253	79.45	547	57.17
Utah	1	98,204.54	0.88%	10.750	292	90.00	580	65.04
Virginia	2	114,788.55	1.03%	11.861	265	86.96	528	38.47
Washington	2	157,625.35	1.42%	9.047	292	80.35	524	52.73
West Virginia	1	41,003.26	0.37%	11.250	233	80.00	727	0.00
Wisconsin	1	51,335.27	0.46%	10.800	288	83.28	619	0.00
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Gross Margin	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
4.500 - 4.999	2	136,008.46	9.05%	9.795	275	85.00	538	38.36
5.000 - 5.499	3	189,150.39	12.59%	11.166	284	83.52	542	73.84
5.500 - 5.999	5	356,912.63	23.76%	11.214	284	87.66	546	73.08
6.000 - 6.499	1	74,059.17	4.93%	11.990	290	85.00	591	65.54
6.500 - 6.999	4	309,825.92	20.63%	11.837	295	84.35	569	78.12
7.000 - 7.499	1	82,723.70	5.51%	11.750	301	90.00	563	88.00
8.000 - 8.499	1	47,931.49	3.19%	13.125	61	64.53	678	22.93
8.500 - 8.999	2	123,962.20	8.25%	13.556	303	90.00	508	86.29
9.000 - 9.499	1	43,823.55	2.92%	14.250	305	90.00	602	20.57
9.500 - 9.999	2	114,825.84	7.64%	14.511	300	67.10	524	42.82
11.000 -11.499	1	22,901.85	1.52%	16.000	301	75.00	546	0.00
Total	23	1,502,125.20	100.00%	11.944	283	83.97	554	67.10

Minimum Interest Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
8.500 - 8.999	2	125,417.85	8.35%	9.714	277	85.13	548	45.41
9.000 - 9.499	2	213,627.00	14.22%	12.063	302	86.50	610	88.07
9.500 - 9.999	3	174,478.74	11.62%	12.756	236	83.00	604	53.19
10.000 -10.499	2	93,839.43	6.25%	10.363	280	82.83	541	0.00
10.500 -10.999	1	95,058.43	6.33%	10.750	266	90.00	588	0.00
11.000 -11.499	3	230,368.29	15.34%	11.925	292	88.33	512	77.34
11.500 -11.999	5	342,156.33	22.78%	11.857	289	84.61	538	73.17
12.000 -12.499	2	89,451.44	5.95%	12.171	292	83.23	515	47.17
12.500 -12.999	1	60,873.29	4.05%	14.875	299	85.96	554	0.00
13.000 -13.499	1	53,952.55	3.59%	14.100	301	45.83	491	42.82
13.500 -13.999	1	22,901.85	1.52%	16.000	301	75.00	546	0.00
Total	23	1,502,125.20	100.00%	11.944	283	83.97	554	67.10

Maximum Interest Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
15.500 -15.999	2	125,417.85	8.35%	9.714	277	85.13	548	45.41
16.000 -16.499	2	213,627.00	14.22%	12.063	302	86.50	610	88.07
16.500 -16.999	3	174,478.74	11.62%	12.756	236	83.00	604	53.19
17.000 -17.499	2	93,839.43	6.25%	10.363	280	82.83	541	0.00
17.500 -17.999	1	95,058.43	6.33%	10.750	266	90.00	588	0.00
18.000 -18.499	3	230,368.29	15.34%	11.925	292	88.33	512	77.34
18.500 -18.999	5	342,156.33	22.78%	11.857	289	84.61	538	73.17
19.000 -19.499	3	143,403.99	9.55%	12.897	295	69.16	506	44.43
19.500 -19.999	1	60,873.29	4.05%	14.875	299	85.96	554	0.00
20.500 -20.999	1	22,901.85	1.52%	16.000	301	75.00	546	0.00
Total	23	1,502,125.20	100.00%	11.944	283	83.97	554	67.10

Initial Periodic Rate Cap	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
1.000	4	216,080.79	14.39%	11.939	240	77.81	555	61.87
2.000	16	1,018,464.86	67.80%	11.805	288	86.77	545	62.59
3.000	3	267,579.55	17.81%	12.474	302	78.30	586	78.95
Total	23	1,502,125.20	100.00%	11.944	283	83.97	554	67.10

Subsequent Periodic Rate Cap	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
1.000	23	1,502,125.20	100.00%	11.944	283	83.97	554	67.10
Total	23	1,502,125.20	100.00%	11.944	283	83.97	554	67.10

Next Rate Change Date	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
08/13/06	1	53,952.55	3.59%	14.100	301	45.83	491	42.82
08/15/06	3	188,480.49	12.55%	11.222	285	85.98	553	63.16
09/01/06	4	339,504.83	22.60%	12.125	264	82.99	608	69.73
09/15/06	2	135,744.34	9.04%	10.600	266	87.00	580	0.00
10/01/06	3	160,306.68	10.67%	12.012	290	80.61	588	64.75
10/15/06	1	53,153.52	3.54%	10.450	291	85.00	526	0.00
11/01/06	1	76,780.52	5.11%	11.450	291	85.00	512	80.82
12/15/06	1	43,823.55	2.92%	14.250	305	90.00	602	20.57
01/01/07	6	356,555.35	23.74%	12.560	295	87.27	503	82.03
02/01/07	1	93,823.37	6.25%	11.150	288	90.00	519	0.00
Total	23	1,502,125.20	100.00%	11.944	283	83.97	554	67.10

Arrearage	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
0.00	14	717,364.51	6.46%	10.112	245	81.26	594	54.06
0.01 - 1,000.00	30	1,087,930.91	9.80%	11.576	239	80.86	577	43.57
1,000.01 - 2,000.00	35	1,528,188.86	13.77%	11.017	249	83.99	559	48.76
2,000.01 - 3,000.00	29	1,262,336.30	11.38%	11.430	245	82.07	549	70.27
3,000.01 - 4,000.00	17	927,816.78	8.36%	11.359	244	85.65	560	66.73
4,000.01 - 5,000.00	11	654,154.46	5.89%	12.163	250	86.37	558	74.70
5,000.01 - 6,000.00	18	1,104,671.73	9.95%	11.103	245	82.13	550	61.44
6,000.01 - 7,000.00	7	382,127.93	3.44%	11.539	215	84.62	519	70.94
7,000.01 - 8,000.00	13	890,667.72	8.03%	11.115	265	87.17	538	62.81
8,000.01 - 9,000.00	6	477,197.79	4.30%	12.951	279	79.43	545	65.78
9,000.01 - 10,000.00	8	630,394.61	5.68%	12.019	266	86.94	552	84.43
10,000.01 - 11,000.00	4	233,785.87	2.11%	12.882	293	83.37	559	0.00
11,000.01 - 12,000.00	3	148,549.53	1.34%	13.520	233	84.05	502	42.91
14,000.01 - 15,000.00	2	134,274.73	1.21%	13.519	223	78.07	527	0.00
15,000.01 - 16,000.00	1	128,641.59	1.16%	10.250	299	80.00	572	78.44
16,000.01 - 17,000.00	2	138,783.33	1.25%	11.402	199	82.49	515	63.94
19,000.01 - 20,000.00	1	142,237.02	1.28%	9.450	112	80.00	569	0.00
20,000.01+	5	507,990.38	4.58%	10.963	282	84.58	534	55.90
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Bankruptcy	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Bankruptcy	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Section 32	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
Not Section 32	202	10,943,415.83	98.61%	11.417	250	83.52	554	63.00
Section 32	4	153,698.22	1.39%	10.696	186	79.31	539	53.77
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

Called Deal	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
1998-3	13	697,511.07	6.29%	10.558	224	85.89	566	52.74
1998-4	11	573,523.58	5.17%	11.159	242	84.15	568	0.00
2000-C	43	2,239,529.01	20.18%	11.824	253	85.75	559	63.18
2000-D	40	1,932,832.97	17.42%	11.686	239	84.37	545	68.54
2001-A	40	2,224,700.21	20.05%	11.668	232	82.01	554	56.35
2001-C	47	2,643,451.88	23.82%	11.503	263	81.78	559	64.47
2002-B	12	785,565.33	7.08%	9.409	290	81.72	531	66.05
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77

AVM LTV	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO	Weighted Average AVM LTV
0.01- 49.99	32	1,400,190.70	12.62%	11.663	208	78.17	555	39.94
50.00- 54.99	8	518,335.27	4.67%	11.183	269	82.64	553	52.53
55.00- 59.99	8	405,963.69	3.66%	11.240	250	86.16	585	56.95
60.00- 64.99	9	764,072.76	6.89%	11.835	279	80.56	510	62.89
65.00- 69.99	9	770,210.84	6.94%	9.338	256	84.35	545	66.83
70.00- 74.99	6	486,069.06	4.38%	11.659	267	85.88	530	72.66
75.00- 79.99	3	253,889.28	2.29%	9.726	292	83.65	558	77.42
80.01- 84.99	5	410,766.37	3.70%	11.425	296	86.28	559	82.50
85.00- 89.99	5	292,975.63	2.64%	11.361	196	89.11	570	86.92
90.00- 94.99	2	140,270.39	1.26%	12.536	272	88.79	526	91.78
95.00- 99.99	2	134,457.14	1.21%	12.657	297	93.23	485	98.87
100.01+	1	82,656.30	0.74%	8.550	291	90.00	572	108.76
None	116	5,437,256.62	49.00%	11.649	246	83.75	562	0.00
Total	206	11,097,114.05	100.00%	11.407	249	83.46	554	62.77